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                                                                   EXHIBIT 99.03


                           EL PASO ELECTRIC COMPANY
                            STOCK OPTION AGREEMENT



     El Paso Electric Company, a Texas corporation (the "Company"), hereby
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grants to James S. Haines, Jr. (the "Optionee") as of May 1, 1996 (the "Option
                                                                        ------
Date"), pursuant to the provisions of the El Paso Electric Company 1996 Long-
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Term Incentive Plan (the "Plan"), a non-qualified option (the "Non-Qualified
                          ----
Option") to purchase from the Company 706,045 shares of its Common Stock, no par value ("Stock") at the price of $5.3215 per share, and an incentive stock option (the "Incentive Stock Option") to purchase from the Company 93,955 shares of its Stock at the price of $5.3215 per share, in each case upon and subject to the terms and conditions set forth below. The Non-Qualified Option and the Incentive Stock Option are referred to herein collectively as the "Options."

     1.  Options Subject to Acceptance of Agreement.  The Options shall be null
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and void unless (i) the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company, (ii) the Plan is approved by the affirmative vote of a majority of the shares of Stock present in person or represented by proxy at the Special Meeting of Shareholders on November 14, 1996 and (iii) the Plan is approved by all necessary regulatory authorities.

     2.  Time and Manner of Exercise of Options.
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     2.1.  Maximum Term of Option.  In no event may the Options be exercised, in
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whole or in part, after April 30, 2006 (the "Expiration Date").
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     2.2.  Exercise of Options.  (a)  Except as otherwise provided by Sections
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2.2(b) through 2.2(g) hereof, the Options shall become exercisable (i) on
December 31, 1996 with respect to one-fifth of the number of shares of Stock subject to each of the Non-Qualified Option and the Incentive Stock Option on the Option Date, (ii) on December 31, 1997 with respect to an additional one-fifth of the number of shares of Stock subject to each of the Non-Qualified Option and the Incentive Stock Option on the Option Date, (iii) on December 31, 1998 with respect to an additional one-fifth of the shares of Stock subject to each of the Non-Qualified Option and the Incentive Stock Option on the Option Date, (iv) on December 31, 1999 with respect to an additional one-fifth of the number of shares of Stock subject to each of the Non-Qualified Option and the Incentive Stock Option on the Option Date and (v) on December 31, 2000 with respect to the remaining one-fifth of the shares of Stock subject to each of the Non-Qualified Option and the Incentive Stock Option on the Option Date.

     (b) If there shall occur a "Change in Control" or a "Triggering Event" (in each case, as such term is defined in the Employment Agreement dated as of April 30, 1996 between the Company and the Optionee (the "Employment Agreement")), then all unvested Options shall immediately vest and become exercisable in full.

     (c) If the Optionee's employment by the Company terminates by reason of "Total Disability" (as such term is defined in the Employment Agreement) the Options shall be exercisable only to the extent they are exercisable on the effective date of the Optionee's termination of employment and may thereafter be exercised by the Optionee or the Optionee's Legal Representative until and including the earliest to occur of (i) the date which is 90 days after the effective date of the Optionee's termination of employment for Incentive Stock Options and 120 days after such effective date for Non-Qualified Options and
(ii) the Expiration Date.

     (d) If the Optionee's employment by the Company terminates by reason of voluntary retirement, the Options shall be exercisable only to the extent they are exercisable on the effective date of the Optionee's termination of employment and may thereafter be exercised by the Optionee or the Optionee's Legal Representative until and including the earliest to occur of (i) the date which is 90 days after the effective date of the Optionee's termination of employment for Incentive Stock Options and 120 days after such effective date for Non-Qualified Options and (ii) the Expiration Date.

     (e) If the Optionee's employment by the Company terminates by reason of death, the Options shall be exercisable only to the extent they are exercisable on the date of death and may thereafter be exercised by the Optionee or the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earliest to occur of (i) the date which is 90 days after the date of death for Incentive Stock Options and 120 days after such date of death for Non-Qualified Options and (ii) the Expiration Date.

     (f) If the Optionee's employment by the Company terminates for any reason other than those described in subparagraphs (c) through (e) above, the Options shall be exercisable only to the extent they are exercisable on the effective date of the Optionee's termination of employment and may thereafter be exercised by the Optionee or the Optionee's Legal Representative until and including the earliest to occur of (i) the date which is 90 days after the effective date of the Optionee's termination of employment for Incentive Stock Options and 120 days after such effective date for Non-Qualified Options and (ii) the Expiration Date.

     (g)  If the Optionee dies during the period set forth in Sections 2.2(c),
(d) and (f) following termination of employment, the Options shall be exercisable only to the extent they are exercisable on the date of death and may thereafter be exercised by the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earliest to occur of
(i) the date which is 90 days after the date of death for Incentive Stock Options and 120 days after such date for Non-Qualified Options and (ii) the Expiration Date.

     2.3  Method of Exercise.  Subject to the limitations set forth in this
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Agreement, the Options may be exercised by the Optionee (1) by giving written notice to the Company specifying the Option or Options being exercised, and the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (i) in cash, (ii) by delivery of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (iv) a combination of (i) and (ii), and (2) by executing such documents as the Company may reasonably request. The Committee may disapprove an election pursuant to any of clauses (ii) - (iv) if the Committee determines, based on the opinion of recognized securities counsel, that the method of exercise so elected would result in liability to the Optionee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the regulations promulgated thereunder. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.

     2.4  Termination of Options.  (a)  In no event may an Option be exercised
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after it terminates as set forth in this Section 2.4.  The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated pursuant to Section 2.2, on the Expiration Date.

     (b) In the event that rights to purchase all or a portion of the shares of Stock subject to an Option expire or are exercised, cancelled or forfeited, the Optionee shall, upon the Company's request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within 10 days of the Optionee's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or
(ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

     2.5  Dividend Equivalents.  The Company hereby grants to Optionee 706,045
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dividend equivalents (the "Dividend Equivalents").  Each Dividend Equivalent
shall entitle Optionee to receive, at the time of the exercise (in whole or in part) of any Non-Qualified Option, a cash payment equal to the product of (i) the aggregate amount of all dividends that have been declared with respect to a share of Stock in the period after May 1, 1996 but prior to such date of exercise, and (ii) the number of shares of Stock being purchased by Optionee pursuant to such full or partial exercise.

     3.  Additional Terms and Conditions of Options.
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     3.1.  Nontransferability of Options.  The Options may not be transferred by
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the Optionee other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as otherwise permitted under Rule 16b-3 under the Exchange Act as may be set forth in an amendment to this Agreement. Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime the Options are exercisable only by the Optionee or the Optionee's Legal Representative. Except to the extent permitted by the foregoing, the Options may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of an Option, the Option and all rights hereunder shall immediately become null and void.

     3.2.  Investment Representation.  The Optionee hereby represents and
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covenants that (a) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities
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Act"), unless such purchase has been registered under the Securities Act and any
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applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of an Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

     3.3.  Withholding Taxes.  (a)  As a condition precedent to the delivery of
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Stock upon exercise of an Option, the Optionee may, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of
                        ---------------------
the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

     (b) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3.3(a), (2) delivery to the Company of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), equal to the Required Tax Payments, (3) authorizing the
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Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). The Committee may disapprove an election pursuant to any of clauses (2)-(5) if the Committee determines, based on the opinion of recognized securities counsel, that the method so elected would result in liability to the Optionee under
Section 16(b) of the Exchange Act or the regulations promulgated thereunder. Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

     3.4  Adjustment.  In the event of any stock split, stock dividend,
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recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Options and the purchase price per security shall be appropriately adjusted by the Committee without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Options, the Company shall pay the Optionee, in connection with the first exercise of an Option, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

     3.5.  Compliance with Applicable Law.  The Options are subject to the
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condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Options may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

     3.6.  Delivery of Certificates.  Upon the exercise of an Option, in whole
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or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in
Section 3.3.

     3.7.  Options Confer No Rights as Stockholder.  The Optionee shall not be
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entitled to any privileges of ownership with respect to shares of Stock subject to an Option unless and until purchased and delivered upon the exercise of an Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

     3.8.  Options Confer No Rights to Continued Employment.  In no event shall
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the granting of the Options or their acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company.

     3.9.   Company to Reserve Shares.  The Company shall at all times prior to
            -------------------------
the expiration or termination of the Options reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Options from time to time.

     3.10.  Agreement Subject to the Plan.  This Agreement is subject to the
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provisions of the Plan and shall be interpreted in accordance therewith.  The
Optionee hereby acknowledges receipt of a copy of the Plan.

     4.     Miscellaneous Provisions.
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     4.1.   Designation as an Incentive Stock Option.  The Incentive Stock
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Option is hereby designated as constituting an "incentive stock option" within meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Non-Qualified Option is hereby designated as not constituting an "incentive stock option" within the meaning of Section 422 of the Code; this Agreement shall be interpreted and treated consistently with such designations.

     4.2.   Meaning of Certain Terms.  As used herein, the term "Legal
            ------------------------                             -----
Representative" shall include an executor, administrator, legal representative,
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guardian or similar person and the term "Permitted Transferee" shall include any
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transferee (i) pursuant to a transfer permitted under Section 6.4 of the Plan and Section 3.1 hereof or (ii) designated pursuant to beneficiary designation procedures approved by the Company.

     4.3.   Successors.  This Agreement shall be binding upon and inure to
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the benefit of any successor or successors of the Company and any person or persons who shall,
upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

     4.4. Notices.  All notices, requests or other communications provided
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for in this Agreement shall be made, if to the Company, to Kayser Building, 100
North Stanton, El Paso, Texas 79901, Attention: Corporate Secretary, and if to the Optionee, to 720 Wakefield, El Paso, Texas 79922. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     4.5. Governing Law.  This Agreement, the Option and all determinations
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made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Texas and construed in accordance therewith without giving effect to principles of conflicts of laws.

     4.6. Counterparts.  This Agreement may be executed in two counterparts
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each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                              EL PASO ELECTRIC COMPANY



                              By:   /s/  Kenneth R. Heitz
                                 -----------------------------
                                 Name:   Kenneth R. Heitz
                                 Title:  Director


Accepted this 17th day of
January, 1997.

  /s/ James S. Haines, Jr.
-----------------------------
                Optionee